Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 27, 2004, by and among Structured Asset Securities Corporation II, as
Depositor, Wachovia Bank National Association, as Servicer and Special Servicer,
LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage
Pass-Through Certificates, Series 2004-C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 3.16 of this Agreement, Timothy E. Steward and Clyde M.
Alexander, Directors of the Master Servicer, do hereby certify that:
1.
A review of the activities of the Servicer during the period from May 27,
2004 through December 31, 2004 and of its performance under the
Agreement during such period has been made under our supervision; and
2.
To the best of our knowledge, based on such review, the Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period May 27, 2004 through December 31, 2004;
3.
The Servicer has received no notice asserting a tax (other than ad valorem real property taxes or other similar taxes on REO Property) on the income or assets of, any portion of the Trust Fund from the Internal Revenue Service or from any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 5 th day of March 2005.

/s/ Timothy E. Steward
Timothy E. Steward, Director
Wachovia Bank National Association
/s/ Clyde M. Alexander
Clyde M. Alexander, Director
Wachovia Bank National Association